UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 21, 2007
Williams Partners L.P.
(Exact name of registrant as specified in its charter)

Delaware	1-32599	20-2485124
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

One Williams Center
Tulsa, Oklahoma		74172-0172
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (918) 573-2000
NOT APPLICABLE
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.
     On November 21, 2007, Williams Partners L.P. (the “Partnership”) entered into an Amendment Agreement (the “Amendment”) among the Partnership, The Williams Companies, Inc. (“Williams”), Northwest Pipeline GP (“NWP”), Transcontinental Gas Pipe Line Corporation (“TGPL” and together with the Partnership, Williams, and NWP, the “Borrowers”), the Banks (as defined below) and Citibank, N.A., as administrative agent, amending the Credit Agreement, dated as of May 1, 2006 (the “Credit Agreement”), among the Borrowers, the banks, financial institutions and other institutional lenders that are parties thereto (the “Banks”) and Citibank, N.A., as administrative agent. With respect to the Partnership, the Amendment removes the Partnership as a borrower under the Credit Agreement. The Credit Agreement permitted the Partnership to borrow up to $75.0 million for general partnership purposes, including acquisitions. On November 21, 2007, the Partnership did not have any borrowed amounts outstanding under the Credit Agreement.
     Williams Partners GP LLC (the “General Partner”) serves as the general partner of the Partnership, holding a 2% general partner interest and incentive distribution rights in the Partnership. Williams currently directly or indirectly owns (i) 100% of the General Partner, which allows it to control the Partnership and an approximate 21% limited partnership interest in the Partnership and (ii) 100% of TGPL and NWP. Further, certain officers and directors of the General Partner serve as officers and/or directors of Williams, TGPL, and NWP. The Partnership is a party to an omnibus agreement with Williams and its affiliates that governs the Partnership’s relationship with them regarding reimbursement and indemnification for certain matters, including certain general and administrative expenses and certain environmental liabilities, and a license for the use of certain software and intellectual property. The Partnership is also party to a $20.0 million working capital loan agreement where Williams is the lender and the Partnership is the borrower.
     For additional relationships between Williams and its affiliates and the Partnership, please read “Certain Relationships and Related Transactions, and Director Independence” in the Partnership’s annual report on Form 10-K, filed with the Securities and Exchange Commission on February 28, 2007.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILLIAMS PARTNERS L.P.
	By:	Williams Partners GP LLC,
its General Partner

Date: November 28, 2007	By:	/s/ Brian K. Shore
Brian K. Shore
Corporate Secretary